Exhibit 10.1

AVAYA INC. 2004 LONG TERM INCENTIVE PLAN (“PLAN”)

PERFORMANCE VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT

Name	Grant Date

«FirstName» «LastName»	«GrantDate»

Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

You have been granted as of the Grant Date set forth above, «RSUs» restricted stock units (“Restricted Stock Units”) (subject to Section 1 below). Upon termination of the restrictions related thereto, each Restricted Stock Unit will be converted into one share of Avaya Inc. (“Avaya”) common stock, par value $.01 (“Shares”), subject to the terms and conditions of the Plan and this Agreement.

1.               Vesting of Award.  The Restricted Stock Units shall vest and become nonforfeitable upon the date the Committee determines that the following condition has been satisfied:  that Avaya’s diluted earnings per share (determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and as adjusted by the Items (defined below)) (“EPS”) for the fiscal year ended September 30, 2007, shall be at least $XXX; provided, however, that the percentage of Restricted Stock Units that may vest and become nonforfeitable shall be determined based on the schedule attached hereto as Appendix A; provided, further, however, that if the aggregate EPS total calculated by combining Avaya’s EPS for each of the fiscal years ended September 30, 2005, 2006 and 2007 is less than $XXX, then all Restricted Stock Units shall be forfeited and cancelled (the date on which any Restricted Stock Unit vests being the “Vesting Date” for such Restricted Stock Unit).  Consistent with the terms of the Plan, the Committee may, in its discretion, reduce the amount of any Award subject to Article 22 of the Plan based on such criteria as it shall determine, including but not limited to individual merit.

“Items” shall include:

(i)                                     any of the following items that has an impact on net income for a fiscal year of more than $XX million:

a.               extraordinary items (net of applicable taxes),

b.              cumulative effects of changes in accounting principles, and

c.               nonrecurring items (net of applicable taxes) including, but not limited to, gains or losses on asset dispositions and sales of divisions, business units or subsidiaries, restructuring charges, gains and losses from qualified benefit plan curtailments and settlements, and income or expenses related to deferred tax assets, and

(ii)                                  any of the following items that has an impact on EPS for a fiscal year of more than $XX per share:

a.               gains and losses (net of applicable taxes) from the sales of securities, and

b.              the issuance or exercise of any dilutive securities such as convertible debt, preferred stock, warrants, restricted stock units or stock options.

The period beginning October 1, 2004 and ending on the day prior to the Vesting Date for a Restricted Stock Unit is herein referred to as the “Restriction Period” with respect to such Restricted Stock Unit.

2.         Termination of Employment.  Upon termination of your employment for any reason other than death or disability as described below, including without limitation, retirement and termination as a result of your employer ceasing to be either Avaya or a Subsidiary, any Restricted Stock Units that are not vested shall be forfeited and cancelled. Transfer to and from Avaya and any Subsidiary shall not be considered a termination of employment for purposes of this Agreement.  Nor shall it be considered a termination of employment for purposes of this Agreement if you are placed on an approved leave of absence, unless the Committee shall otherwise determine.

  (a)                                  Death - If you die prior to the Vesting Date, then the Restriction Period will end and the award will be paid only if the condition set forth in Section 1 is met after your date of death, in which case the award will be paid as soon as practicable after the Vesting Date according to the following formula and all other Restricted Stock Units not so paid will be forfeited and cancelled:  the number of Restricted Stock Units that will vest shall be determined by multiplying the total number of Restricted Stock Units subject to this award by a fraction, the numerator of which shall be equal to the number of complete months which you survived following October 1, 2004, and the denominator of which shall be equal to the number of complete months in the Restriction Period.  In all other instances if you die prior to the Vesting Date your award will be forfeited and cancelled.

(b)                                       Disability - “Disability” means termination of employment under circumstances where you qualify for and receive payments under a long-term disability pay plan maintained by Avaya or any Subsidiary or as required by or available under applicable local law.  If your employment is terminated prior to the Vesting Date, then the Restriction Period will end and the award will be paid only if the condition set forth in Section 1 is met after your date of termination, in which case the award will be paid as soon as practicable after the Vesting Date according to the following formula and all other Restricted Stock Units not so paid will be forfeited and cancelled:  the number of Restricted Stock Units that will vest shall be determined by multiplying the total number of Restricted Stock Units subject to this award by a fraction, the numerator of which shall be equal to the number of complete months you were employed by Avaya or any Subsidiary following October 1, 2004, and the denominator of which shall be equal to the number of complete months in the Restriction Period.  In all other instances if you terminate your employment as a result of a Disability, your award will be forfeited.

3.               Delivery of Shares.   As soon as practicable after termination of the Restriction Period, and subject to Section 6, the Company will deliver a certificate representing the Shares being distributed to you or to your legal representative.

4.               Transferability.  Unless otherwise provided for in the Plan, you may not transfer, pledge, assign, sell or otherwise alienate your Restricted Stock Units.

5.               No Right of Employment.  Neither the Plan nor this Restricted Stock Unit Award shall be construed as giving you the right to be retained in the employ of Avaya or any Subsidiary.

6.               Taxes.  Avaya shall deduct or cause to be deducted from, or collect or cause to be collected with respect to, your Restricted Stock Units any federal, state, or local taxes required by law to be withheld or paid with respect to your Restricted Stock Units, and you or your legal representative or beneficiaries shall be required to pay any such amounts.  Avaya shall have the right to take such action as may be necessary, in Avaya’s opinion, to satisfy such obligations.

7.               Beneficiary.  You may, in accordance with procedures established by the Committee, designate one or more beneficiaries to receive all or part of this award in case of your death, and you may change or revoke such designation at any time.  Such designation shall not be effective unless and until the Senior Vice President- Human Resources shall determine, on advice of counsel, that resale of Shares by your beneficiary(ies) does not require any registration, qualification, consent or approval of any securities exchange or governmental or regulatory agency or authority.  In the event of your death, any portion of this Award that is subject to such a designation (to the extent such designation is valid, effective and enforceable under this Agreement and applicable law) shall be distributed to such beneficiary or beneficiaries in accordance with this Agreement.  Any other portion of this Award shall be distributed to your estate.  If there shall be any question as to the legal right of any beneficiary to receive a distribution hereunder, or to the extent your designation is not effective, such portion will be delivered to your estate, in which event neither Avaya nor any Subsidiary shall have any further liability to anyone with respect to such award.

8.               Governing Law.  The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

9.               Subject to Plan.  This Agreement and grant of Restricted Stock Units are subject to all of the terms and conditions of the Plan.

Please indicate your acceptance of terms 1-9, and acknowledge that you have received a copy of the Plan, as currently in effect, by signing at the place provided and returning the original of this Agreement.

ACCEPTED AND AGREED:	Avaya Inc.
SIGNATURE	BY